Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
United Natural Foods, Inc.:
We consent to the use of our report dated October 1, 2013 with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of August 3, 2013 and July 28, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended August 3, 2013, and the effectiveness of internal control over financial reporting as of August 3, 2013, incorporated by reference herein.
Providence, Rhode Island
July 18, 2014